EXHIBIT 4.1

DESCRIPTION OF SECURITIES

The authorized capital stock of the Company is comprised of an unlimited number of Subordinate Voting Shares and an unlimited number of Super Voting Shares. As of March 26, 2024, there are 18,130,566 Subordinate Voting Shares and 20,259 Super Voting Shares outstanding. In addition, the following Subordinate Voting Shares are issuable upon conversion, exercise or exchange of outstanding securities of the Company:

o	893,591 Subordinate Voting Shares are issuable upon the redemption of all of the Class B Common Shares of Indus Holding Company (“Indus Class B Common Shares”);
o

900,000 Subordinate Voting Shares are issuable upon the exercise of the warrants (the “PIPE Warrants”) issued by the Company in the PIPE transaction. The warrants have an exercise price of $14.00 and expire on August 30, 2024;

o

 221,152 Subordinate Voting Shares are issuable upon the exercise of warrants issued by Indus Holding Company prior to the RTO to investors in debentures of Indus Holding Company. The warrants have an exercise price of $20.35 and expire on December 20, 2026;

o

4,500 Subordinate Voting Shares are issuable upon the exercise of warrants issued by Indus Holding Company prior to the RTO to investors of Indus Holding Company. The warrants have an exercise price of $10.17 and expire on March 15, 2026; and

o	1,375,600 Subordinate Voting Shares are issuable upon the exercise of options issued pursuant to the Company’s equity incentive plans, of which 1,119,658 shares were vested as of March 19, 2024.

The following is a summary of the rights, privileges, restrictions and conditions attached to the Subordinate Voting Shares.

Holders of Subordinate Voting Shares are entitled to receive as and when declared by the Board, dividends in cash or property of the Company. In the event of the liquidation, dissolution or winding-up of the Company, the holders of Subordinate Voting Shares will, subject to the rights of the holders of any shares of the Company ranking in priority to the Subordinate Voting Shares, be entitled to participate ratably along with all other holders of Subordinate Voting Shares. The only outstanding shares ranking in priority to the Subordinate Voting Shares upon liquidation are the Super Voting Shares, which have a liquidation preference equal to their aggregate original issuance price of U.S. $1,000. Holders of Subordinate Voting Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting solely of the Super Voting Shares (or any meeting of another particular class or series of shares of the Company as may be created in the future). Holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held and holders of Super Voting Shares are entitled to 1,000 votes in respect of each Super Voting Share held. As of March 26, 2024, the Subordinate Voting Shares represented approximately 47.2% of the voting power of our outstanding voting securities and approximately 50.8% of the voting power of our voting securities on a fully diluted basis, and the Super Voting Shares represented approximately 52.8% of the voting power of our outstanding voting securities and approximately 49.2% of the voting power of our voting securities on a fully diluted basis.

As long as any Subordinate Voting Shares remain outstanding, the Company may not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right or special right of the Subordinate Voting Shares. A special resolution means either (a) a resolution approved by at least two-thirds of the votes cast on the resolution at a properly called meeting of the shareholders or (b) a resolution approved in writing by all of the shareholders holding shares that carry the right to vote on the matter at a general shareholders meeting. Special rights and restrictions of the Subordinate Voting Shares consist of the following special rights and restrictions included in Article 27 of our articles of incorporation and summarized herein: (i) voting rights, (ii) alteration to rights of Subordinate Voting Shares, (iii) dividends, (iv) liquidation, dissolution or winding-up, (v) right to subscribe, preemptive rights and (vi) subdivision or consolidation.

The Subordinate Voting Shares are not convertible into any other class or series of capital stock of the Company and are not subject to redemption. The Company and certain of its subsidiaries have outstanding securities that are convertible into, exercisable for or redeemable for Subordinate Voting Shares.

Holders of Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company now or in the future.

No subdivision or consolidation of the Subordinate Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made so as to maintain and preserve the relative rights (including voting rights) of the holders of the shares of each of the said classes.

In connection with the reverse takeover transaction with Indus Holding Company (the “RTO”), the Company and Indus Holding Company entered into a Support Agreement dated as of April 26, 2019, which was amended and restated as of April 10, 2020 in connection with the closing of the Convertible Debenture Offering (the “Support Agreement”). The purpose of the Support Agreement is to ensure that pro rata interest in the Company’s operating subsidiaries of holders of Subordinate Voting Shares relative to holders of Indus Class B Common Shares and any other shares of Indus Holding Company that are redeemable for Subordinate Voting Shares (“Indus Redeemable Shares”) is not diluted as Indus Redeemable Shares are redeemed for Subordinate Voting Shares or as other securities are issued by the Company. In order to avoid such dilution, the Support Agreement provides that upon any redemption of Indus Redeemable Shares for Subordinate Voting Shares, or upon any issuance of additional Subordinate Voting Share by the Company, an equivalent number of Indus Class A Common Shares will be issued to the Company by Indus Holding Company.

Pursuant to the Support Agreement, the Company has agreed that, so long as any Indus Redeemable Shares not owned by or its affiliates are outstanding or any Indus Redeemable Shares are issuable pursuant to the exercise, conversion or exchange of any outstanding securities of Indus Holding Company, the Company shall:

o

take all actions reasonably necessary or desirable to permit Indus Holding Company to pay and perform its redemption obligations with respect to Indus Redeemable Shares, including by take all actions reasonably necessary or desirable to permit Indus Holding Company to deliver the Subordinate Voting Shares and/or cash due to holders of Indus Redeemable Shares upon such redemption in accordance with the provisions of the articles of incorporation of Indus Holding Company; and

o	in the event any Subordinate Voting Shares are issued upon such redemption, subscribe for a number of Indus Class A Common Shares equal to the number of Subordinate Voting Shares so issued.

2

The Support Agreement also provides, in connection with a primary issuance of Subordinate Voting Shares by the Company, that the Company will subscribe for an equivalent number of Indus Class A Common Shares in cash using the net proceeds, if any, received by the Company from the issuance of Subordinate Voting Shares.

Pursuant to the Support Agreement, the Company has agreed in good faith take all reasonable actions and do all things as are reasonably necessary or desirable to cause Subordinate Voting Shares delivered pursuant to the Support Agreement to be listed, quoted or posted for trading on the stock exchanges and quotation systems on which outstanding Subordinate Voting Shares are listed, quoted or posted for trading.

The Support Agreement provides that in the event that a tender offer, share exchange offer, issuer bid, take-over bid, arrangement, business combination, or similar transaction with respect to Subordinate Voting Shares is proposed by the Company or is proposed to the Company or its shareholders and is recommended by the Board, or is otherwise effected or to be effected with the consent or approval of the Board, the Company will use reasonable efforts to take such actions as are necessary or desirable to permit holders of Indus Redeemable Shares (other than the Company and its affiliates) to participate in the offer to the same extent and on an economically equivalent basis as the holders of Subordinate Voting Shares.

The Company's articles of incorporation provides that the Supreme Court of the Province of British Columbia, Canada and the appellate Courts therefrom are the sole and exclusive forum for any derivative action brought on behalf of the company. The Company's articles of incorporation do not limit the ability of investors to bring direct actions outside of British Columbia, Canada, including those arising under the Exchange Act and the Securities Act. Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over actions brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Neither an investor nor the Company may waive compliance with the federal securities laws and the rules and regulations thereunder, and it is therefore uncertain whether the exclusive forum provision of the Company's articles would be enforced by a court as to derivative claims brought under the Exchange Act or the Securities Act. Furthermore, the exclusive forum provision of the Company's articles may increase the costs to investors in bringing claims, may discourage investors from bringing claims and may limit investors’ ability to bring claims in a judicial forum that they find favorable.

3